Exhibit 99.1

Dana Expands Share Repurchase Program to $1 Billion

MAUMEE, Ohio – June 28, 2013 – Dana Holding Corporation (NYSE: DAN) today announced that its Board of Directors has approved an expanded common share repurchase program of up to $1 billion. This represents an increase of approximately $900 million over the more than $100 million already returned to shareholders under the company’s previous repurchase authorization.

Dana plans to repurchase its shares either in the open market or through privately negotiated transactions over the next two years. The stock repurchase is subject to prevailing market conditions and other considerations. The company expects to have sufficient liquidity to support this initiative.

“This expanded program reflects confidence in the long-term prospects of our business and our commitment to delivering value to all of our shareholders,” said Roger J. Wood, Dana president and chief executive officer. “We continue to review our capital structure with the goal of best utilizing our strong balance sheet to maximize shareholder value.”

Dana also refinanced its current U.S. revolving credit facility, establishing a new five-year, $500 million revolving credit facility. This action will both lower on-going costs and increase financial flexibility. The company also continues to evaluate further credit market opportunities.

About Dana Holding Corporation

Dana is a world-leading supplier of driveline, sealing, and thermal-management technologies that improve the efficiency and performance of passenger, commercial, and off-highway vehicles with both conventional and alternative-energy powertrains. The company’s global network of engineering, manufacturing, and distribution facilities provides original-equipment and aftermarket customers with local product and service support. Based in Maumee, Ohio, Dana employs more than 23,000 people in 26 countries and reported 2012 sales of $7.2 billion. For more information, please visit www.dana.com.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

Investor Contact	Media Contact
Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com

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